Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2010, with respect to the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, the four months ended December 31, 2007, and the year ended August 31, 2007, included in this Current Report of Enterprise Products Partners L.P. on Form 8-K.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Enterprise Products Partners L.P. on Form S-3 (File No. 333-165450) and on Forms S-8 (File No. 333-36856, 333-82486, 333-115633, 333-115634, 333-150680, and 333-162666) and in the Registration Statement of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3 (File No. 333-168049).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
November 22, 2010